Consent of Independent Certified Public Accountants
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The Board of Directors
Technology Research Corporation:

We consent to incorporation by reference in the registration statements
(Nos. 33-62379 and No. 33-62397) on Form S-8 of Technology Research
Corporation of our report dated May 5, 2000, relating to the consolidated balance sheets of Technology Research Corporation and subsidiary as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, and related schedule, which report appears in the March 31, 2000, annual report on Form 10-K of Technology Research Corporation.


                                                       KPMG LLP


St. Petersburg, Florida
June 27, 2000